Exhibit 10.4

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (“Agreement”) is made and entered into as of the 2nd day of December, 2005 (“Effective Date”), by and between Fischer Imaging Corporation, a Delaware corporation (the “Company”), and David Kirwan (“Independent Contractor”).

WITNESSETH:

WHEREAS, the Company wishes to engage Independent Contractor as a consultant and Independent Contractor wishes to accept such engagement upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, it is hereby agreed as follows:

1.             Engagement; Independent Contractor.  Company hereby engages Independent Contractor as a consultant and Independent Contractor hereby accepts such engagement.  Independent Contractor acknowledges and agrees that he is acting as an independent contractor and not as an employee of the Company.  The manner of and means by which Independent Contractor executes and performs his obligations hereunder are to be determined by Independent Contractor in his reasonable discretion.

2.             Representations and Warranties.  Independent Contractor represents, warrants, and acknowledges as follows:

(a)           The Company only retains the right to direct the results achieved by Independent Contractor.  The Company does not retain the right to control the manner and means by which these results are to be accomplished, nor will the Company establish a quality standard for Independent Contractor.

(b)           Independent Contractor shall determine when, where, and how he is to perform Services under this Agreement.  There shall be no set hours during which Independent Contractor must work.  There shall be no requirement that Services be performed upon the premises of the Company.  The Company retains no right of control in these areas.

(c)           The Company will neither provide nor require training for Independent Contractor.

(d)           Independent Contractor will remain directly responsible for the Services performed and will ensure that the work meets the specifications set forth by the Company.

(e)           Independent Contractor shall be paid in accordance with Section 5 below.

3.             Effective Date and Term.  This Agreement shall be effective as of the Effective Date and shall continue in force thereafter until March 31, 2006, unless (i) extended for an additional period by the parties’ mutual written agreement, and/or (ii) earlier terminated pursuant to Section 7.

4.             Services.  Independent Contractor shall provide the consulting services described on Schedule A (“Services”) at the direction of and in consultation with the Company. Independent Contractor agrees to faithfully, promptly and to the best of his ability perform such Services.  The parties expect that the performance of the Services will require at least forty (40) hours per week. Independent Contractor agrees to provide the Company from time to time with reports, when requested and in the form requested by the Company, updating the Company as to the status of matters being handled by the Independent Contractors.

5.             Compensation.

(a)           Consulting Fees.  Company shall pay Independent Contractor a consulting fee for the Services as set forth on Schedule B.

(b)           Payment.  The Company shall pay consulting fees to Independent Contractor two weeks in advance of Services performed.  Independent Contractor shall provide the Company with a written monthly invoice setting forth the consulting fees, with a written description of the work performed.

(c)           Taxes.  No income tax or payroll tax of any kind shall be withheld or paid by the Company on behalf of Independent Contractor for any payment under this Agreement, except as may be required by law for payments to independent contractors.  Independent Contractor shall be responsible for all taxes and similar payments arising out of any activities contemplated by this Agreement, including without limitation, federal, state, and local income tax, social security tax (FICA), self employment taxes, unemployment insurance taxes, and all other taxes, fees, and withholdings.  Independent Contractor acknowledges that he is solely responsible for the payment of such taxes, and Independent Contractor agrees to indemnify and hold Company harmless from and against any and all liability resulting from Independent Contractor’s failure to pay such taxes.

6.             Benefits.  Independent Contractor is not an employee of the Company and, therefore, shall not be entitled to any benefits, coverages, or privileges, including, without limitation, social security, unemployment compensation insurance, workers’ compensation insurance, medical benefits, vacation pay, or pension payments made available to employees of the Company.

7.             Insurance Coverages.  Independent Contractor solely shall be responsible for all of his own insurance and shall at all times maintain such types and amounts of insurance coverage as is acceptable or required by the Company.  No workers’ compensation insurance or unemployment compensation insurance will be obtained by the Company on behalf of Independent Contractor.  Independent Contractor solely shall be responsible for obtaining unemployment compensation insurance and workers’ compensation insurance for Independent Contractor, and Independent Contractor solely shall be responsible for complying with all applicable workers’ compensation and unemployment compensation laws.

8.             Termination.

(a)           The Company or Independent Contractor may terminate this Agreement upon twenty (20) days prior written notice to the other party.

(b)           The Company may terminate this Agreement immediately upon written notice to Independent Contractor if Independent Contractor is in breach of this Agreement.

9.             Confidential Information.  Independent Contractor acknowledges that he possesses and in the course of his engagement with the Company and performance of Services hereunder, will learn additional information regarding the Company, its business and properties that is of special and unique value to the Company, its business, trade secrets, technology, operations, books and records and any other matters that are not commonly known and which are proprietary to the Company and its affiliates (collectively, the “Confidential Information”). Independent Contractor agrees to use the Confidential Information only for purposes of this Agreement, and that all other uses or disclosures of the Confidential Information are strictly prohibited.  Upon termination of his engagement hereunder, or at any time upon request of the Company, Independent Contractor shall surrender to the Company all papers, documents, writings and other property produced by him or coming into his possession by or through his engagement hereunder and relating to Confidential Information. Independent Contractor agrees that all such materials will at all times remain the property of the Company.  The agreements in this Section 9 shall survive the termination of this Agreement for a period of two (2) years.

10.           Company Policies/ Compliance with Law.  Independent Contractor agrees to comply with the written policies of the Company and applicable law in the performance of the Services.  The Company shall promptly notify Independent Contractor of any modifications to its policies.

11.           Indemnification.  The Company shall indemnify, defend and hold harmless Independent Contractor for, from and against any claims, damages, costs, liabilities and demands resulting from Independent Contractor’s performance of the Services (whether arising out of strict liability or otherwise) to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware.  The foregoing indemnity provision shall survive the expiration or any earlier termination of this Agreement.  The Company will use its best efforts to maintain directors’ and officers’ liability insurance for the benefit of Independent Contractor.

12.           Enforcement.  The parties hereto agree that money damages would be an inadequate remedy for any breach by Independent Contractor of Section 9.  Therefore, in the event of a breach or threatened breach of Section 9 of this Agreement, the Company will be entitled to injunctive relief, in addition to other rights and remedies existing in its favor at law or in equity in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

13.           Notices.  Any notice provided pursuant to this Agreement or applicable law must be in writing and must be delivered to the recipient by certified or registered mail, a nationally recognized overnight courier, or personal delivery to the address below indicated:

If to Independent Contractor:

David Kirwan

2771 Castle Butte Dr.

Castle Rock, CO 80119

Tel:  (303) 681-0825

If to the Company:                                                                                       Fischer Imaging Corporation

12300 North Grant Street

Denver, Colorado  80241

Attn:  Gail Schoettler

Tel:  (303) 452-6800

Fax:  (303) 252-4256

14.           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

15.           Miscellaneous.  Neither party may assign its rights or obligations under this Agreement.  This instrument is the sole and entire agreement between the parties as to the subject matter hereof and supersedes all prior oral or written arrangements or agreements.  None of the terms or provisions of this Agreement may be altered, amended, modified, or discharged except by an agreement in writing executed after the date of this Agreement by the parties hereto.  The waiver of any breach or default under any terms of this Agreement shall not be construed to be the waiver of a subsequent breach or default under this Agreement.

16.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date and year first above written.

COMPANY:
FISCHER IMAGING CORPORATION

By:	/s/ Gail Schoettler
Name:	Gail Schoettler
Title:	Chair of the Board of Directors

CONSULTANT:

/s/ David Kirwan
Name:	David Kirwan

SCHEDULE A

SERVICES

Independent Contractor shall serve as Vice President and Chief Financial Officer of the Company and shall perform the duties and obligations of such office and such other tasks and duties as are reasonably requested from time to time by the Board of Directors.

SCHEDULE B

COMPENSATION

Independent Contractor shall be paid a fixed weekly fee of $5,200.